Exhibit 99.1

                                                                Contact:           Lewis M. Phelps
                                                                Maya Pogoda
                                                                Sitrick And Company
                                                                310-788-2850

IBC Receives Commitment for $400 Million Exit Financing
Reaches Plan Funding Agreement with Four Pre-Petition Lenders

Financing Agreement Predicated on Obtaining Modifications
To Existing Collective Bargaining Agreements

Kansas City, MO – October 22, 2007 -- Interstate Bakeries Corporation (IBC or the Company) (OTC:IBCIQ.PK) today filed a motion with the U.S. Bankruptcy Court requesting authorization to enter into an agreement with Silver Point Finance LLC to provide the Company with up to $400 million in exit financing upon IBC’s emergence from Chapter 11. In addition, the Company is also seeking Bankruptcy Court permission to enter into a Plan Funding Agreement with JP Morgan Chase Bank, N.A., McDonnell Investment Management LLC, Quadrangle Master Fund Ltd., and Silver Point Capital, L.C. (the Plan Supporters), holders of approximately 48 percent of the funded amounts outstanding under the Company’s pre-petition senior credit facility. The Company has requested that the Bankruptcy Court schedule a hearing on the Motion for November 7, 2007, which is the same day that IBC’s continued motion to extend the period in which it has the exclusive right to file and solicit acceptances of a plan is scheduled to be heard.
Under the Plan Funding Agreement, the Plan Supporters have agreed, under a confirmed Chapter 11 plan, to convert approximately $218 million of funded pre-petition senior secured debt into new debt and equity securities to be issued upon the Company’s emergence from Chapter 11. Both the Plan Funding Agreement and exit financing commitment are subject to customary conditions, including a requirement that (a) the

Company obtain agreement to and ratification of changes to its collective bargaining agreements with major unions that are essential to implement the Company’s business plan, and (b) the Company obtain an extension of its DIP financing facility, which is scheduled to mature on February 9, 2008.  If all of these conditions are not satisfied there can be no assurances that they will be waived or that alternate financing will be available on acceptable terms or at all.
As previously announced, IBC reached agreement with the Bakery, Confectionery, Tobacco Workers and Grain Millers International Union leadership on September 28, 2007.  Thus far approximately 90 percent of locals have ratified the modified agreements.  The Company continues to bargain with the International Brotherhood of Teamsters (IBT), but has not yet reached agreement with IBT leadership on all contract changes necessary to implement IBC’s business plan and fulfill the requirements of Silver Point’s financing commitment.
“The Plan Funding Agreement and exit financing commitment together mark an important milestone for IBC.  Silver Point’s $400 million capital commitment to our Company sets the foundation for achieving a rational capital structure to support the Company’s business plan and allow IBC to emerge from Chapter 11 with sufficient liquidity to compete in the marketplace,” said Craig Jung, Chief Executive Officer.  “But, we have very little time left to reach a mutually acceptable agreement with the Teamsters in order to save our Company and our jobs.  Now is clearly the time for Teamsters’ union leadership to recognize that the livelihood of 25,000 families rests squarely on their shoulders.”

The Company also said that if it received authorization from the Bankruptcy Court to enter into the financing agreements with Silver Point it will be obligated to pay at least $5 million in commitment fees for the exit facility commitment and up to $12 million in potential breakup fees if, among other reasons, the Company is not able to obtain the union agreements necessary to implement its business plan.
As previously announced, IBC continues to believe that the best alternative for maximizing value for all of its stakeholders is to emerge from Chapter 11 as a standalone Company, but at the same time the Company has been exploring other alternatives for maximizing the value of its bankruptcy estates and will continue to do so, including a potential sale of the Company in its entirety or in a series of transactions.  Recently, the Company has commenced discussions with potential strategic buyers that may be interested in acquiring the Company or its assets. The Company emphasized that throughout this process it has and anticipates that it will continue to operate normally to achieve its business plan.
 “The financial commitment we have received from Silver Point and the other Plan Supporters signals a vote of confidence in our business plan, at the heart of which is reshaping our Path-to-Market to lower our cost structure, build competitive advantage and increase our ability to meet customers’ needs.
“We believe that IBC has the business plan, leadership, skilled work force, and resources to emerge from Chapter 11 as a powerful competitor in the baked goods industry able to achieve sustainable profitability. However, if we are not able to reach agreement with the Teamsters before November 7, we may be forced to withdraw the motion to avoid incurring underwriting fees and potential breakup fees and instead pursue other value-maximizing alternatives,” Mr. Jung concluded.

Under the terms of the proposed Plan Funding Agreement and restated plan of reorganization proposed by the Company:

•
The pre-petition lenders’ funded debt totaling approximately $450 million would be exchanged for (a) $250 million in second lien notes, (b) $165 million of convertible secured notes and (c) $35 million of class A common stock, each to be issued by Reorganized IBC.

•
Holders of general unsecured claims would receive approximately 25.9 percent of the outstanding shares of common stock of Reorganized IBC (in the form of class B common stock) and the opportunity to participate in a rights offering entitling such unsecured creditors to subscribe for an additional $50 million of class B common stock.

•	If the proposed plan of reorganization is consummated, the existing common stock of the Company would be cancelled and existing shareholders would not receive any distribution.

•
Reorganized IBC would obtain exit financing from Silver Point in an amount up to $400 million, consisting of a $120 million secured revolving credit facility, a $60 million senior secured term loan facility and a $220 million letter of credit facility.

IBC is seeking alternative investment proposals to the transactions contemplated by the agreements with Silver Point and the other Plan Supporters to ensure that it receives the highest and best offer to maximize value for the Company and its constituents, however, such alternative proposals would require IBC reaching agreement with the Teamsters.
About the Company
Interstate Bakeries Corporation is one of the nation’s largest commercial bakers and distributors of fresh-baked bread and sweet goods, sold under various brand names, including Wonder®, Merita®, Home Pride®, Baker’s Inn®, Hostess®, Drake’s®, and Dolly Madison®. The company is headquartered in Kansas City, Missouri.

Interstate Bakeries Corporation filed for bankruptcy protection on September 22, 2004, citing liquidity issues resulting from declining sales, a high fixed-cost structure, excess industry capacity, rising employee healthcare and pension costs, and higher costs for ingredients and energy.  The company continues to operate its business in the ordinary course as a debtor-in-possession.

Forward-Looking Statement

Some information contained in this press release may be forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are not historical in nature and include statements that reflect, when made, the Company’s views with respect to current events and financial performance. These forward-looking statements can be identified by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should” and “continue” or similar words. These forward-looking statements may also use different phrases. All such forward-looking statements are and will be subject to numerous risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially from such statements. Factors that could cause actual results to differ materially include, without limitation: the ability of the Company to continue as a going concern; the evaluation of various alternatives, including, but not limited to, the sale of some or all of its assets, infusion of capital, debt restructuring and the filing and ultimate approval of a plan of reorganization with the Bankruptcy Court, or any combination of these options; the Company’s ability to implement its business plan developed as a basis for its discussion regarding one or more plans of reorganization; the Company’s ability to obtain concessions from its unionized workforce to reduce costs and allow for greater flexibility in the method and manner of distributing its products; risks associated with the Company’s restructuring activities, including the risks associated with achieving the desired savings; the ability of the Company to operate pursuant to the covenants, terms and certifications of its DIP financing facility as amended and restated; the ability of the Company to obtain court approval with respect to motions in the Chapter 11 proceeding filed by it from time to time; the ability of the Company to negotiate an extension (if necessary) or refinance its DIP financing facility, which expires on February 9, 2008; the ability of the Company to develop, propose, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceeding; risks associated with failing to obtain court approval for one or more extensions to the exclusivity period for the Company to propose and confirm one or more plans of reorganization or with third parties seeking and obtaining court approval to terminate or shorten any such exclusivity period, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 proceeding to a Chapter 7 proceeding; risks associated with cost increases in materials, ingredients, energy and employee wages and benefits; the Company’s ability to successfully reject unfavorable contracts and leases; the duration of the Chapter 11 process;  the ability of the Company to obtain and maintain adequate terms with vendors and service providers; the potential adverse impact of the Chapter 11 proceeding on the Company’s liquidity or results of operations; the instructions, orders and decisions of the bankruptcy court and other effects of legal and administrative proceedings, settlements, investigations and claims; the significant time that will be required by management to structure and implement a plan of reorganization, as well as to evaluate the Company’s various alternatives discussed above; risks associated with product price increases, including the risk that such actions will not effectively offset inflationary cost pressures and may adversely impact sales of the Company’s products; the effectiveness of the Company’s efforts to hedge its exposure to price increases with respect to various ingredients and energy; the ability of the Company to attract, motivate and/or retain key executives and employees; changes in our relationship with employees and the unions that represent them; successful implementation of information technology improvements; obligations and uncertainties with respect to a defined benefit pension plan to which we contribute; costs associated with increased contributions to single employer, multiple employer or multi-employer pension plans; the impact of any withdrawal liability arising under the Company’s multi-employer pension plans as a result of prior actions or current consolidations; the effectiveness and adequacy of our information and data systems; changes in general economic and business conditions (including in the bread and sweet goods markets); changes in consumer tastes or eating habits; acceptance of new product offerings by consumers and the Company’s ability to expand existing brands; the performance of the Company’s recent new product introductions, including the success of such new products in achieving and retaining market share; the effectiveness of advertising and marketing spending; any inability to protect and maintain the value of the Company’s intellectual property; future product recalls or food safety concerns; actions of competitors, including pricing policy and promotional spending; bankruptcy filings by customers; costs associated with environmental compliance and remediation; actions of governmental entities, including regulatory requirements; the outcome of legal proceedings to which we are or may become a party; business disruption from terrorist acts, our nation’s response to such acts and acts of war; and other factors.  These statements speak only as of the date of this press release, and we disclaim any intention or obligation to update or revise any forward-looking statements to reflect new information, future events or developments or otherwise, except as required by law. We have provided additional information in our filings with the SEC, which readers are encouraged to review, concerning other factors that could cause actual results to differ materially from those indicated in the forward-looking statements.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various pre-petition liabilities, common stock and/or other equity securities. No assurance can be given as to what values, if any, will be ascribed in the Chapter 11 proceeding to each of these liabilities and/or securities. Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.